UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   April 29, 2014

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INVISA, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-50081	65-1005398
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification No.)

1800 2nd Street, Suite 965

Sarasota, FL 34236

(Address of principal executive offices)

(941) 870-3950

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.03	Material Modification to Rights of Security Holders.

On April 29, 2014, the Company filed under the laws of the State of Nevada an Amended and Restated Designation of Preferences and Rights for its authorized Series A, B and C Convertible Preferred Stock. The filings were intended to delete provisions no longer applicable and in addition to other matters: (i) clarified that the holder of each share of Series A, B and C Convertible Preferred Stock has the right to convert into common stock at a fixed conversion price of $0.60 per share resulting in the number of shares of common stock to be issued upon conversion equaling 166.66 shares of common stock for each share of preferred stock (i.e., the Face Value divided by sixty cents ($0.60) per share), (ii) provided that the Company does not have a right to redeem or force conversion of shares of Series A, B or C Convertible Preferred Stock, (iii) eliminated the prohibition on conversion which would cause the holder to exceed 9.9% ownership, (iv) provided that the liquidation preference of shares of Series A, B and C Convertible Preferred Stock are equal among the holders of Series A, B and C, and (b) and senior to the liquidation preference of common stock of the Company, (v) clarified that the liquidation preference of each Series of preferred stock is in an amount equal to the face value of that Series of preferred stock and that distribution equal to the face value constitutes payment in full to the holders of preferred stock and (vi) clarified that a merger (except into a subsidiary), sale of all or substantially all of the assets of the Company, reorganization or other transaction in which control of the Company is transferred may be deemed by the holder to be a liquidation, dissolution or winding up for purposes of the liquidation preference. The foregoing description is subject in all respects to the exhibits attached hereto.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

4.4	Third Amended and Restated Certificate of Designations of Preferences and Rights of Series A Convertible Preferred Stock
4.5	Third Amended and Restated Certificate of Designations of Preferences and Rights of Series B Convertible Preferred Stock
4.6	Second Amended and Restated Certificate of Designations of Preferences and Rights of Series C Convertible Preferred Stock

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INVISA, INC.

	By:	/s/ Edmund C. King
Date: May 5, 2014		Edmund C. King
Chief Financial Officer

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